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MIVA, Inc.	Press Release

Contact Doug Fraim, Racepoint Group, Inc. (781) 487-4622 dfraim@racepointgroup.com

MIVA ANNOUNCES NEW NOMINEES TO ITS BOARD OF DIRECTORS

Elections to take place at the MIVA Annual Meeting of Shareholders to be Held on August 16, 2006

NEW YORK– July 18, 2006 – MIVA, Inc., (NASDAQ: MIVA), a leading independent online advertising network, today announced new nominees to the MIVA board: Peter A. Corrao, MIVA’s chief executive officer, Mark W. Opzoomer, Dr. Adele Goldberg and Joseph P. Durrett. Elections will take place at MIVA’s annual meeting of shareholders to be held on August 16, 2006.

Peter A. Corrao
Peter A. Corrao is chief executive officer for MIVA, Inc. and served as chief operating officer at MIVA from September 2005 to April 2006. Corrao has more than 25 years of executive-level general management experience, most recently serving as chief executive officer for Bluestreak.com, Inc., a global online direct marketing technology firm. Before Bluestreak, he served as president and chief executive officer for Cogit Corporation, a privately held online marketing company. Prior to Cogit, Peter spent 17 years at Advo Inc., most recently as President of National Accounts Marketing. Advo is the largest full-service direct mail marketing company in the U.S. and is NYSE-listed.

Mark W. Opzoomer
Between 2001-2003, Mark W. Opzoomer served as regional vice president and managing director for Yahoo! Europe. He is currently managing partner of Bond Capital Partners Limited, a provider of late stage structured finance to mid-market companies in Europe and provides growth advice through Hilvern Management Limited, to clients such as Rambler Media, Web Reservations International, blinkx.com and garlik. Before joining Yahoo! Opzoomer held senior roles at Xtempus, TalkCast Corporation, SEGA Europe, Virgin Communications and Autonomy.

Dr. Adele Goldberg
Dr. Adele Goldberg is a founder and director of Neometron, Inc., a consultancy that specializes in knowledge management to support the operations of virtual organizations.  Dr. Goldberg currently serves as the chief information officer for Celtic Pharma Development Services. She was founding chief technology officer for Agile Mind, Inc., an educational technology company from 2002-2006.  Prior to forming Neometron, Dr. Goldberg was the founding chief executive officer and chairman of the board of ParcPlace Systems, Inc.  ParcPlace was formed as a spin off from the Xerox Palo Alto Research Center, where Goldberg was a research laboratory manager and principal scientist. She holds a PhD and an MS in Information Sciences from the University of Chicago and a BA in Mathematics from the University of Michigan.

Joseph P. Durrett
Joseph P. Durrett began his career in marketing at Procter & Gamble. From there he moved to Kraft Foods where he held the position of senior vice president for worldwide sales. Durrett left Kraft to become president and chief operating officer for Advo, Inc., America’s largest direct mail company. Subsequent roles included chairman and chief executive officer of Information Resources, Inc., a leader in supplying market research to the worldwide consumer goods industry and chief executive officer of Broderbund Software, a leader in family productivity and entertainment software. Durrett is currently a member of one other public board and chairman of a privately held company.

In addition to the four nominees, current board members standing for reelection include Larry Weber, chairman; Gerald W. Hepp, lead independent director; Seb Bishop, president of MIVA; Charles P. Rothstein, director; and Lee Simonson, director.

“We are continuing to build on the recent management changes at MIVA and each of the four Board nominees brings with them a strong background and vision that will become an instant asset to the Company’” said Larry Weber, chairman. “Our proposed new board represents a range of complimentary disciplines and the right combination of industry experience, vision and leadership to ensure MIVA’s progress and set the Company on to the most beneficial course for the future.”

About MIVA

MIVA (NASDAQ:MIVA) is a leading independent online advertising network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for partners, facilitates commerce for online merchants and provides relevant information to customers. The Company operates in North America, Europe and Asia.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, and (2) our ability to attract and retain qualified key personnel. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005 and our most recently filed Form 10-Q.

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